SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT is made this 23rd day of December, 2009, by and between AICCO, INC. (hereinafter “AICCO”) and ClearPoint Business Resources, Inc. (hereinafter “ClearPoint”), said entities referred to as the “Parties.”

WHEREAS, ClearPoint executed and delivered to AICCO an Insurance Premium Finance Agreement and Disclosure Statement dated September 12, 2007, bearing AICCO Account No. 15-005-038461-8 (hereinafter the “Finance Agreement”); and

WHEREAS, in accordance with the terms of the Finance Agreement, AICCO financed the premiums of certain insurance policies procured by ClearPoint in consideration for ClearPoint’s promise to repay to AICCO the principal sum of $646,214.00 together with finance charges within the time and manner set forth in the Finance Agreement; and

WHEREAS, AICCO alleges that ClearPoint has defaulted on its payment obligations to AICCO under the Finance Agreement; and

WHEREAS, AICCO has commenced a legal action in the Court of Common Pleas of Bucks County, Pennsylvania, entitled AICCO, Inc. v. ClearPoint Business Resources, Inc., bearing Civil Action No. 0811757 (“the Legal Action”) to recover all sums due and owing under the Finance Agreement (the “AICCO Claims”); and

WHEREAS, ClearPoint has filed an Answer denying the allegations contained in AICCO’s Complaint and a Third Party Complaint against third party defendants, American Marine, LLC and AMS Outsourcing, Inc. (collectively “Third Party Defendants”) alleging that Third Party Defendants are liable (a) for the AICCO Claims (hereafter the “Third Party Claims” and (b) for the other claims between ClearPoint and Third Party Defendants that are not related to the AICCO Claims (the “Unrelated Third Party Claims”); and

WHEREAS, on or about October 21, 2009, AICCO was granted summary judgment against ClearPoint in the Legal Action in the amount of $166,586.88, together with interest at the contract rate of 6.57% per annum until the judgment is paid in full, plus AICCO’s reasonable attorneys’ fees and costs (collectively the “Judgment”); and

WHEREAS, AICCO and ClearPoint now desire to resolve and settle their differences regarding the Finance Agreement, the AICCO Claims, the Legal Action and Judgment, and to memorialize the resolution thereof in this Settlement Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, releases and agreements herein contained and, intending to be legally bound, IT HEREBY IS STIPULATED AND AGREED by and between AICCO and ClearPoint that all issues and/or disputes relating to the Finance Agreement, the AICCO Claims, the Legal Action and the Judgment shall be settled and resolved in accordance with the following terms and conditions:

1.      PAYMENT

a.      For purposes of this Agreement only, AICCO and ClearPoint agree that ClearPoint presently owes AICCO the sum of $195,329.55, which sum includes the unpaid judgment, together with accrued interest and AICCO’s attorneys’ fees as of November 11, 2009 (the “Total Indebtedness”).

b.      ClearPoint agrees to pay to AICCO, and AICCO agrees to accept from ClearPoint, the compromise sum of $190,000.00 (the “Compromise Sum”) in full and final settlement of all claims between AICCO and ClearPoint that were or could have been asserted in the Legal Action, including those related to the Finance Agreement, the AICCO Claims and the Judgment.

c.      ClearPoint shall pay the Compromise Sum by making the following payments in accordance with the terms hereof:

(1)
Four (4) monthly installment payments each in the amount of $15,000.00 commencing five (5) business days from the date of this Agreement and continuing on the fifteenth (15th) day of each month thereafter to and including March 15, 2010; and

(2)
Twelve (12) monthly installment payments each in the amount of $10,833.34, commencing April 15, 2010 and continuing on the fifteenth (15th) day of each month thereafter to and including March 15, 2011 (collectively the “Settlement Payments”).

d.      In the event that any of the dates on which payments are to be made shall fall on a Saturday, Sunday, or national holiday, said payment shall be deemed owed on the next business day following the date on which such payment was to be made.

e.      ClearPoint shall remit each of the Settlement Payments by making its checks payable to “AICCO, Inc.” and delivering same, in sufficient time to be received on or before the due dates thereof, to the following location:

Norris McLaughlin & Marcus, P.A.
P.O. Box 5933
Bridgewater, NJ 08807-5933
Attn: Jerome F. Gallagher, Jr., Esq.

f.	ClearPoint shall have the right to prepay the Compromise Sum without penalty.

2.      SECURITY FOR FUTURE PAYMENTS

In consideration for AICCO’s agreement to accept payment of the Compromise Sum over a period of time, ClearPoint agrees as follows:

a.      In the event that ClearPoint fails to make any payment pursuant to the schedule and terms set forth above in ¶1(c), AICCO shall provide ClearPoint, with a copy to counsel for ClearPoint, with notice of default by first class mail and facsimile transmission, permitting ClearPoint five (5) days from such notice in which to cure said default.

b.      In the event that ClearPoint fails to cure the default within said five (5) day period, Judgment may be entered against ClearPoint in the amount of the Total Indebtedness, together with interest at a rate of six percent (6%) per annum, said interest to accrue on the unpaid balance of the Total Indebtedness as of the date on which payment was due, as well as actual attorneys’ fees and costs associated with the entry and execution of such Consent Order of Judgment, less payments made.

c.      As a condition of this Settlement Agreement and Release, ClearPoint agrees that it will execute a Consent Order of Judgment in the full amount of the Total Indebtedness, together with interest at a rate of six percent (6%) per annum, said interest to accrue on the unpaid balance of the Total Indebtedness as of the date on which payment was due, as well as actual attorneys’ fees and costs associated with the entry and execution of such Consent Order of Judgment, less any payments made prior to default of any payment.  AICCO agrees to hold the Consent Order of Judgment in escrow and not seek to have it executed by the Court of Common Pleas of Bucks County, Pennsylvania

(1)	until any payment is in default for thirty days beyond its due date; and
(2)	without five calendar days’ notice of the intent to seek execution of the Consent Order of Judgment.

d.      Should any payment be in default in excess of thirty (30) days from its due date, AICCO shall have the option of declaring ClearPoint responsible to make payment and move to execute the Consent Order of Judgment that is to be signed as part of this Settlement Agreement and Release.

3.      RECOVERY ON THIRD PARTY CLAIMS

a.      ClearPoint agrees that in the event that it recovers a Judgment on its Third Party Claims against the Third Party Defendants and effects collection thereon, either involuntarily through the exercise of lawful post-judgment collection levy or execution or by means of a negotiated settlement with one or both of the Third Party Defendants in partial or complete satisfaction of the Third Party Claims, then all such payments (the “Third Party Claim Payments”) will be assigned over and paid directly to AICCO, in care of its counsel at the address noted in Paragraph 2(e) above within fifteen (15) days of ClearPoint’s receipt thereof.

b.      Any and all Third Party Claim Payments that ClearPoint remits to AICCO shall be credited against the Settlement Payments set forth in Paragraph 3 in the reverse order thereof, i.e., first against the payment due on March 15, 2011 and thereafter to each preceding payment.

c.      The tendering of any and all Third Party Claim Payments by ClearPoint to AICCO shall not act to satisfy or discharge any balance which remains due and owing on the Compromise Sum after all Third Party Claim Payments have been credited.

d.      In the event that any and all Third Party Claim Payments shall, collectively, exceed the Compromise Sum, such excess shall remain for the benefit of ClearPoint.  Accordingly, nothing in this provision as to recovery of Third Party Claim Payments is to be construed as entitling AICCO with an amount in excess of the Compromise Sum.

e.      Nothing contained in this Agreement shall be construed as requiring ClearPoint to remit any payments that it recovers from Third Party Defendants in connection with the Unrelated Third Party Claims.

4.      WAIVER OF CLAIMS

ClearPoint hereby and forever waives all claims, defenses, offsets and counterclaims of any kind and nature whatsoever, both known and unknown, realized or contingent, which exist against AICCO with respect to the Finance Agreement and which were capable of assertion in the Legal Action.

5.      CANCELLATION OF INSURANCE COVERAGE

ClearPoint acknowledges that the insurance coverages financed through the Finance Agreement have been canceled in accordance with the provisions of the Finance Agreement and that AICCO shall have no obligation to request reinstatement thereof.

6.      PREMIUM REFUND

AICCO agrees that in the event it receives any return premiums that have not previously been credited to ClearPoint’s Account, AICCO shall promptly advise ClearPoint and credit any and all such additional return premiums against the Settlement Payments due hereunder in reverse order thereof; or refund such additional return premiums to ClearPoint if received after the date on which all Settlement Payments have been tendered by ClearPoint to AICCO.

7.      BINDING EFFECT

This Settlement Agreement and Release shall be binding upon the parties hereto, and upon their respective officers, directors, agents, successors, assignees, executors, administrators and beneficiaries.

8.      LIMITED TO FINANCE AGREEMENT

ClearPoint agrees and understands that this Settlement Agreement and Release is specifically limited to the Finance Agreement that is a subject of the Legal Action, and nothing contained herein shall be construed as applying to or affecting any other agreement, for financing or otherwise, that may now or hereafter exist between AICCO and ClearPoint.  AICCO agrees that nothing contained herein shall be construed as applying to or affecting ClearPoint’s right to pursue the Unrelated Third Party Claims that ClearPoint has asserted in the Legal Action against Third Party Defendants.

9.      RELEASE

In exchange for the foregoing consideration, and except as otherwise set forth or required by this Agreement, each of the Parties hereto, by and on behalf of themselves and their subsidiaries, heirs, employees, affiliates, and/or agents, hereby releases, acquits and forever discharges the other party and its subsidiaries, including without limitation its shareholders, respective present and former officers, directors, members, employees, agents, attorneys, predecessors and successors in interests, assigns, personal representatives, heirs, affiliates, and trustees from any and all past, present or future claims, liabilities, demands, causes of action, obligations, defenses, set-offs, costs, expenses, damages and compensation of any kind or nature, whether based on tort, contract, statute or other theory of recovery whether known or unknown or suspected or claimed, that each Party ever had, now has or may have against the other including, but not limited to, those arising out of or in any way related to the Finance Agreement, the AICCO Claims, the Legal Action and the Judgment.

10.           AMENDMENT

AICCO and ClearPoint agree that the terms and conditions of this Settlement Agreement and Release shall not be changed, amended or modified, except in a writing executed by AICCO and ClearPoint, or their duly authorized representatives.

11.           CONFIDENTIALITY

The Parties agree that the terms of this Settlement Agreement and Release shall be kept confidential, and that they shall not communicate, directly or indirectly, the terms of this Settlement Agreement and Release to any third party, except as may be required in the routine course of business, as necessary to implement or perform this Settlement Agreement and Release, or as required by law.  The Parties further agree that, if a third party seeks disclosure of the terms of this Settlement Agreement and Release, the Party requested to make such disclosure shall give the other Party written notice and a reasonable period to review and comment upon the disclosure prior to making the disclosure.

12.           WITHDRAWAL OF ACTION

The Parties mutually agree that AICCO shall withdraw its claims in the Legal Action identified above, with prejudice, within ten (10) days of the date of the full and final execution of this Settlement Agreement and Release.  The Parries further agree that the terms of this Settlement Agreement and Release may be enforced as provided herein, and/or through a request to enforce the terms hereof through proceedings filed in the pending Action, which may be re-activated through the submission of a petition to enforce or other appropriate pleading.

13.           AUTHORITY TO EXECUTE AGREEMENT

AICCO and ClearPoint represent that they enter into this Settlement Agreement and Release freely and voluntarily, and with and upon the advice of counsel and further represent and warrant that the persons executing this Settlement Agreement and Release are authorized to sign and bind them pursuant to the terms of this Settlement Agreement and Release.

14.           JURISDICTION

This Settlement Agreement and Release shall be construed and enforced under the substantive law of the Commonwealth of Pennsylvania without reference to conflicts of law principals.  Any action to enforce the terms and conditions of this Settlement Agreement and Release shall be initiated in the Court of Common Pleas for Bucks County, Pennsylvania.

15.           ENTIRETY OF AGREEMENT

No covenants, agreements, representations or warranties of any kind have been made by any Party hereto, except as expressly set forth herein.  This Settlement Agreement and Release constitutes the entire agreement between the Parties relating to the subject matter hereof, and all prior discussions and negotiations have been and are merged and integrated into, and superseded by this Settlement Agreement and Release.

16.           ASSIGNMENT

This Settlement Agreement and Release, and all terms contained herein, shall not be assigned by either Party without the prior written consent of the other Party hereto.

17.           COUNTERPARTS

This Settlement Agreement and Release may be signed in counterpart copies, each of which shall be deemed to be an original document, and all of which shall together be deemed to constitute a single document.

18.           ADDRESSES

ClearPoint represents and warrants that its current business address is at the following location:  1600 Manor Drive, Chalfont, Pennsylvania 18914.  Any and all notices to ClearPoint under this Agreement shall be to: Jack Phillips, Chief Financial Officer, ClearPoint Business Resources, Inc., 1600 Manor Drive, Suite 110, Chalfont, Pennsylvania 18914 (telecopy 215-997-7711).  A copy of such notice (which shall not constitute notice to ClearPoint) shall be to:  Alan L. Zeiger, Esquire, Blank Rome, LLP, One Logan Square, 130 North 18th Street, Philadelphia, Pennsylvania, 19103 (telecopy 215-832-5754).  ClearPoint shall notify Norris McLaughlin & Marcus, P.A. in writing within fifteen (15) days of any change of address, by written notice sent to Norris McLaughlin & Marcus, P.A. by certified mail, return receipt requested, to the address set forth in paragraph 4 hereof.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Release as of the dated stated at the outset.

ATTEST:	AICCO, Inc.

December 23, 2009	By:	/s/ Joan Stratton

ATTEST:	ClearPoint Business Resources, Inc.

December 23, 2009	By:	/s/ John G. Phillips